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                          May 20, 2022

       Tyson Hottinger
       General Counsel
       Array Technologies, Inc.
       3901 Midway Place NE
       Albuquerque, New Mexico 87109

                                                        Re: Array Technologies,
Inc.
                                                            CIK 0001820721
                                                            Form S-1 Filed May
13, 2022
                                                            File No. 333-264950

       Dear Mr. Hottinger:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Alex
King at 202-551-8631 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing
       cc:                                              Michael Kim